Exhibit 8.1

December 19, 2007

Board of Directors

PAETEC Holding Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

Ladies and Gentlemen:

We are acting as counsel to PAETEC Holding Corp., a Delaware corporation (“PAETEC”), in connection with the proposed merger, pursuant to the Agreement and Plan of Merger dated as of September 17, 2007, as amended as of December 18, 2007 (the “Agreement”), by and among PAETEC, PS Acquisition Corp. (“Merger Sub”), and McLeodUSA Incorporated (“McLeodUSA”), of Merger Sub with and into McLeodUSA, with McLeodUSA being the surviving corporation (the “Merger”). As a consequence of the Merger, McLeodUSA will become a wholly-owned subsidiary of PAETEC, and the existing shareholders of McLeodUSA (other than those who dissent and exercise their statutory appraisal rights) will receive 1.30 shares of common stock of PAETEC for each share of McLeodUSA common stock they own. Capitalized terms not defined herein have the meanings specified in the Agreement.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement on Form S-4, which includes the joint proxy statement/prospectus, filed by PAETEC with the Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”), and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have assumed that the Merger will be consummated in accordance with the Agreement.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed photo static or electronic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of PAETEC, McLeodUSA and Merger Sub, including the representations and warranties of PAETEC, McLeodUSA and Merger Sub contained in the Agreement, and we have assumed that such statements, representations and warranties are and will continue to be correct without regard to any qualification as to knowledge or belief.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

PAETEC Holding Corp.

December 19, 2007

We hereby confirm that, subject to the assumptions set forth herein and the assumptions and qualifications set forth in the Registration Statement, the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” constitutes our opinion insofar as it sets forth United States federal income tax consequences to United States holders (as defined in the Registration Statement) of McLeodUSA common stock of the receipt by them of shares of PAETEC common stock (and cash in lieu of fractional shares) in exchange for their shares of McLeodUSA common stock pursuant to the Merger.

Except as set forth above, we express no other opinion. This letter has been prepared for you solely in connection with the Merger. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name in the Registration Statement under the headings “Material U.S. Federal Income Tax Consequences of the Merger,” and “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Hogan & Hartson LLP

Hogan & Hartson LLP